Exhibit 10.2

EXECUTION VERSION

BACKSTOP AGREEMENT

dated as of August 10, 2018

among

DANAOS CORPORATION

DANAOS INVESTMENT LIMITED

and

DANAOS SHIPPING COMPANY LIMITED

TABLE OF CONTENTS

		Page
ARTICLE I

Defined Terms
Section 1.1	Defined Terms	2

ARTICLE II

Backstop and Irrevocable Undertaking to Purchase Common Stock

Section 2.1	Backstop Obligation	4
Section 2.2	Payment and Closing of the Follow-on Equity Raise	4
Section 2.3	Plan Sponsor’s Unconditional Undertaking	5

ARTICLE III

The Follow-On Equity Raise

Section 3.1	Terms of the Follow-on Equity Raise	6
Section 3.2	Registration Statement	6
Section 3.3	Company Expenses	6

ARTICLE IV

Representations and Warranties of the Company

Section 4.1	Organization	7
Section 4.2	Due Authorization	7
Section 4.3	Execution and Delivery; Enforceability	7
Section 4.4	Consents	7
Section 4.5	No Conflicts	7
Section 4.6	Litigation	8
Section 4.7	Issuance	8
Section 4.8	Registration Statement	8

ARTICLE V

Representations and Warranties of the Plan Sponsor

Section 5.1	Organization	9
Section 5.2	Power and Authority	9
Section 5.3	Execution and Delivery	9
Section 5.4	No Conflicts	9

i

ii

This BACKSTOP AGREEMENT (this “Agreement”), is made as of August 10, 2018, among Danaos Corporation, a company organized and existing under the laws of the Republic of the Marshall Islands (the “Company”), Danaos Investment Limited, an entity incorporated under the laws of New Zealand, as the Trustee of the 883 Trust (the “Plan Sponsor”) and Danaos Shipping Company Limited (the “Manager”).

RECITALS

WHEREAS, the Company and its Affiliates entered into a Restructuring Support Agreement, dated as of May 11, 2018 (such agreement, including all the exhibits thereto, as amended, supplemented or otherwise modified from time to time prior to June 19, 2018, the “Original RSA”) regarding a restructuring transaction pursuant to the terms and conditions set forth in the Original RSA;

WHEREAS, after the execution of the Original RSA, the Company engaged in further good faith, arm’s-length negotiations with the parties to the Original RSA and certain other lenders of the Company not party to the Original RSA regarding the terms of an out-of-court restructuring transaction (the “Out-of-Court Restructuring”) pursuant to an amended and restated version of the Original RSA dated June 19, 2018 (as may thereafter be amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), which Out-of-Court Restructuring will be completed on the Closing Date (as defined in the Restructuring Support Agreement) (the “Restructuring Closing Date”);

WHEREAS, pursuant to the Restructuring Support Agreement and the terms of the Out-of-Court Restructuring, the Company has undertaken to use commercially reasonable efforts to source investment commitments for new shares of Common Stock (the “Offered Shares”) of not less than $50 million (the “Aggregate Offering Amount”) in aggregate net proceeds (the “Follow-on Equity Raise”), which Follow-on Equity Raise is to be fully committed by no later than 18 months after the Restructuring Closing Date (the “Equity Raise Deadline”);

WHEREAS, the Plan Sponsor is willing, as set forth herein, to subscribe for and purchase, upon consummation of a Follow-on Equity Raise and at the Subscription Price (as defined herein), Offered Shares of an aggregate value up to the Backstop Commitment Amount (as defined herein) (excluding sales commissions, fees or expenses) to the extent that the net proceeds to the Company from the Follow-on Equity Raise (excluding the proceeds from any Offered Shares subscribed for by the Plan Sponsor) is less than the Aggregate Offering Amount;

WHEREAS, in the event that the Company determines not to complete the Follow-on Equity Raise by the Equity Raise Deadline, the Plan Sponsor is willing, as set forth herein, to subscribe for and purchase, pursuant to a private placement and at a price per share to be determined as set forth herein, Offered Shares of an aggregate value equal to the Backstop Commitment Amount from the Company; and

WHEREAS, the Follow-on Equity Raise shall not be conditioned upon the Company raising the Aggregate Offering Amount and the Company may consummate the offering as long as the Company raises the Backstop Commitment Amount from the Plan Sponsor and the other conditions set forth herein are met.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the parties to this Agreement agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1                                    Defined Terms. As used in this Agreement, terms defined in the preamble and the recitals shall have their respective assigned meanings, and the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither the Company nor any of its subsidiaries shall be deemed an “Affiliate” of the Plan Sponsor or any of its Affiliates and vice versa.

“Amended Management Agreement” means the Amended and Restated Management Agreement to be entered into by the Manager and the Company on or prior to the Restructuring Closing Date in accordance with the Restructuring Support Agreement.

“Backstop Commitment Amount” means the aggregate purchase price of the Offered Shares required to be purchased by the Plan Sponsor on the Closing Date or Payment Date (as applicable), calculated as follows: (a) the Aggregate Offering Amount minus (b) (A) the product of (x) the total number of Offered Shares purchased in the Follow-on Equity Raise by Persons other than the Plan Sponsor multiplied by (y) the Subscription Price, minus (B) expenses incurred by the Company in connection with the offering of the Offered Shares; provided, if the difference of clause (a) minus clause (b) exceeds $10 million, then the Backstop Commitment Amount shall be $10 million. Notwithstanding the foregoing sentence, in the event of a Private Placement pursuant to Section 2.3(c), the Backstop Commitment Amount shall be equal to $10 million (which, for the avoidance of doubt, is the maximum aggregate purchase price of the Private Placement Shares required to be purchased by the Plan Sponsor on the Payment Date at the Private Placement Price per Share).

“Backstop Credit” shall have the meaning set forth in Section 2.3(d).

“Backstop Obligation” means the number of Offered Shares required to be purchased by the Plan Sponsor on the Closing Date equal to the Backstop Commitment Amount divided by the Subscription Price per Offered Share, rounding up to avoid the issuance of fractional Common Stock.

“Backstop Purchase Notice” shall have the meaning set forth in Section 2.1.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in each of (a) London, United Kingdom, (b) Athens, Greece, (c) New York City, United States and (d) Hamburg, Germany.

“Claims” shall have the meaning set forth in Section 6.4.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Commission” means the United States Securities and Exchange Commission or any successor agency or any applicable Governmental Authority performing the functions currently performed by the United States Securities and Exchange Commission.

“Company Notice” shall have the meaning set forth in Section 2.3(b).

“Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Governmental Authority” means (a) any court, tribunal, judicial or arbitral body and (b) any government, multilateral organization, international organization, or other industry or self-regulatory organization or any agency, bureau, board, commission, ministry, authority, department, official, political subdivision or other instrumentality thereof, whether federal, state or local, domestic or foreign as well as any Persons owned or chartered by any of the foregoing.

“Independent Directors” means any and all members of the Company’s board of directors who qualify as independent within the meaning of Rule 303A.02 of the New York Stock Exchange’s Listed Company Manual (or any successor provision).

“Losses” shall have the meaning set forth in Section 6.4.

“New York Courts” shall have the meaning set forth in Section 8.6.

“NYSE” means the New York Stock Exchange.

“Outstanding Backstop Amount” shall have the meaning set forth in Section 2.3(d).

“Payment Date” shall have the meaning set forth in Section 2.3(c).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Private Placement” shall have the meaning set forth in Section 2.3(c).

“Private Placement Shares” shall have the meaning set forth in Section 2.3(c).

“Private Placement Price per Share” means a price per share of Common Stock that is at a price no less than the volume weighted average trading price of the Common Stock on the NYSE over the consecutive thirty (30) trading day period prior to one Business Day prior to the closing of such Private Placement, which price may be decreased by a special committee of the

Board of Directors of the Company comprised solely of disinterested Independent Directors for so long as such price is at least equal (or greater than) the implied net asset value per share of the Company on consummation of the Private Placement (and for the avoidance of doubt shall exclude all sales commissions, fees or expenses).

“Proceeding” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority.

“Registration Rights Agreement” means that certain registration rights agreement among, inter alia, the Company, certain lenders who will acquire new Common Stock pursuant to the Restructuring Support Agreement and the Plan Sponsor, dated on or about the Restructuring Closing Date, as amended from time to time.

“Registration Statement” has the meaning set forth in Section 3.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subscription Price” means the per share offering price (excluding sales commissions, fees or expenses) of each Offered Share as disclosed in the Registration Statement for the Follow-on Equity Raise.

“Unsubscribed Shares” shall have the meaning set forth in Section 2.1.

ARTICLE II

BACKSTOP AND IRREVOCABLE UNDERTAKING TO PURCHASE COMMON STOCK

Section 2.1                                    Backstop Obligation. On or before the fifth Business Day prior to the date of the scheduled closing of the Follow-on Equity Raise, the Company shall notify the Plan Sponsor in writing (such written notice, the “Backstop Purchase Notice”) as to: (i) the aggregate number of Offered Shares that have not been purchased in the Follow-on Equity Raise (the “Unsubscribed Shares”); and (ii) the Plan Sponsor’s consequent Backstop Obligation. On the Closing Date (as defined below), (a) the Plan Sponsor shall purchase its Backstop Obligation and (b) the Company shall sell and issue such Backstop Obligation to the Plan Sponsor. The Company and the Plan Sponsor hereby agree that any amounts actually paid to the Company by the Plan Sponsor for any Offered Shares (which shall exclude any sales commissions, fees or expenses) it subscribes for in the Follow-on Equity Raise prior to receiving the Backstop Purchase Notice shall be deducted from, and set off against, the Plan Sponsor’s Backstop Commitment Amount.

Section 2.2                                    Payment and Closing of the Follow-on Equity Raise. The Plan Sponsor hereby agrees to pay an amount equal to the Backstop Commitment Amount two Business Days prior to the closing date of the Follow-on Equity Raise (the “Closing Date”) by wire transfer of immediately available funds to an account designated by the Company in writing by not later than five Business Days prior to the Closing Date. The Company shall issue the number of Offered Shares equal to the Backstop Obligation to the Plan Sponsor on the Closing Date.

Section 2.3                                    Plan Sponsor’s Unconditional Undertaking.

(a)                       The Plan Sponsor hereby agrees that the Follow-on Equity Raise shall not be conditioned upon the Company raising the Aggregate Offering Amount and the Company may consummate the offering as long as the Company receives the Backstop Commitment Amount from the Plan Sponsor (or receives the Aggregate Offering Amount in the Follow-on Equity Raise without receipt of any funds from the Plan Sponsor). In the event that less than the Aggregate Offering Amount (including the Backstop Commitment Amount) is raised, the Company may (but is not obligated to), consistent with its obligations under the Restructuring Support Agreement, determine not to complete the Follow-on Equity Raise and instead conduct the Private Placement pursuant to Sections 2.3(b) and (c).

(b)                       In the event the Company determines that it will not complete a Follow-on Equity Raise by the Equity Raise Deadline (or fails to so complete), the Company shall notify the Plan Sponsor in writing of such determination or failure and of its bank account details on or before the Equity Raise Deadline (the “Company Notice”).

(c)                        The Plan Sponsor hereby agrees that on or before the third Business Day following the date of the Company Notice (the “Payment Date”), the Plan Sponsor will wire transfer an amount equal to the Backstop Commitment Amount in immediately available funds to the account designated by the Company in the Company Notice. For the avoidance of doubt, if, as of the date of the Company Notice, the Plan Sponsor has previously delivered to the Company its applicable Backstop Commitment Amount in connection with the Follow-on Equity Raise pursuant to Section 2.2, and the Company has subsequently determined not to pursue or has terminated the Follow-on Equity Raise as contemplated by Section 2.3(b), the Plan Sponsor shall thereafter only be obligated to deliver to the Company the absolute value of the difference (if any) between any such Backstop Commitment Amount previously delivered (to the extent such Backstop Commitment Amount has been retained by the Company) and the Plan Sponsor’s Backstop Commitment Amount in connection with the Private Placement. On or about the second Business Day following receipt of such funds the Company shall issue new shares of Common Stock to the Plan Sponsor (the “Private Placement Shares”), pursuant to a private placement under Section 4(a)(2) (including Regulation D) or Regulation S under the Securities Act, in an amount equal to the Backstop Commitment Amount paid by the Plan Sponsor divided by the Private Placement Price per Share (the “Private Placement”). Any change in the terms of the Private Placement, including the Private Placement Price per Share (but for the avoidance of doubt subject to the definition thereof), will need to be approved by a special committee of the Board of Directors of the Company comprised solely of disinterested Independent Directors. The Private Placement Shares will bear appropriate legends and may be held in certificated or book-entry form if deemed necessary to ensure compliance with the Securities Act.

(d)                       If the Plan Sponsor fails to make payment to the Company of all, or any portion, of the Backstop Commitment Amount in accordance with the terms of this Agreement (such outstanding amount, the “Outstanding Backstop Amount”), the Plan Sponsor and the Manager agree that the Company shall set off and apply some or all of the remaining

Outstanding Backstop Amount as a credit towards any fees (howsoever incurred), allocated pro-rata across all vessels within the fleet, that it owes to the Manager under the Amended Management Agreement (including any successor agreement) from time to time (any such credited amounts, the “Backstop Credit”) without the issuance of shares of new Common Stock therefor pursuant to the terms hereof.

(e)                        Any Backstop Credit shall reduce the Outstanding Backstop Amount by an equivalent dollar amount, until the Outstanding Backstop Amount has been reduced to zero.

ARTICLE III

THE FOLLOW-ON EQUITY RAISE

Section 3.1                                    Terms of the Follow-on Equity Raise. The Plan Sponsor acknowledges and agrees that the number of Offered Shares and Subscription Price of the Common Stock to be issued in connection with the Follow-on Equity Raise pursuant to this Agreement will be determined solely by the Company acting in good faith and, inter alia, in light of the then prevailing market conditions, the implied net asset value per share of the Company at such time, the requirements of any relevant law, regulation or stock exchange rules, the market price of the Company’s Common Stock immediately prior to launch and customary discounts to market price (each as determined by a special committee of the Board of Directors of the Company comprised solely of disinterested Independent Directors).

Section 3.2                                    Registration Statement. In connection with the Follow-on Equity Raise, the Company will prepare a registration statement under the Securities Act of 1933 (the “Registration Statement”) to register the offer and sale of the Offered Shares in the Follow-on Equity Raise and use commercially reasonable efforts to have it declared effective by the Commission.

Section 3.3                                    Company Expenses. The Company will pay all of its expenses associated with the Registration Statement and the Follow-on Equity Raise, including, without limitation, filing and printing fees, fees and expenses of any subscription and information agents, its legal counsel and accounting fees and expenses, costs associated with clearing the Offered Shares for sale under applicable state securities laws and listing fees.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Plan Sponsor as follows as of the date hereof, which representations and warranties shall also be true and correct in all material respects as of the Closing Date or the Payment Date, as applicable, as though made at and as of such date (except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date):

Section 4.1                                    Organization. The Company (a) is duly organized, validly existing and in good standing under the laws of the Marshall Islands, (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed would not reasonably be expected to either prevent or materially delay its ability to perform its obligations hereunder, and (c) has all corporate power and authority to carry on its business as it now is being conducted and to consummate the transactions contemplated by this Agreement, including the issuance of the Offered Shares or the Private Placement Shares (as the case may be).

Section 4.2                                    Due Authorization. The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder, including the issuance of the Offered Shares or the Private Placement Shares (as the case may be), and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

Section 4.3                                    Execution and Delivery; Enforceability. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due and valid execution by the other parties hereto) constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.4                                    Consents. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal securities laws, applicable state securities or blue sky laws and the rules and regulations of the NYSE with respect to the issuance of the Offered Shares or the Private Placement Shares (as the case may be) or otherwise, to its best knowledge, neither the execution, delivery or performance of this Agreement, including the issuance of the Offered Shares or the Private Placement Shares (as the case may be), by it, nor the consummation by it of its obligations and the transactions contemplated by this Agreement, including the issuance of the Offered Shares or the Private Placement Shares (as the case may be) requires any consent of, authorization by, exemption from, filing with, or notice to any Governmental Authority or any other Person. Any pre-emptive rights of Persons to subscribe for Offered Shares or the Private Placement Shares in the Private Placement (as the case may be) will have been duly abrogated or waived in accordance with the Company’s articles of incorporation and the applicable laws of its jurisdiction of incorporation.

Section 4.5                                    No Conflicts. The execution, delivery and performance of this Agreement, including the issuance of the Offered Shares or the Private Placement Shares (as the case may be) and the consummation of the transactions contemplated hereunder will not (a) conflict with or result in any breach of any provision of its articles of incorporation or by-laws, (b) assuming the Company has made or obtained all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal securities laws, applicable state securities or blue sky laws and the rules and regulations of the NYSE with respect to the issuance of the Offered Shares or the Private Placement Shares (as the case may be) or otherwise, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which it is a party or by which any of its properties or assets are bound, or (c) assuming the Company has made or obtained all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal securities laws, applicable state securities or blue sky laws and the rules and regulations of the NYSE with respect to the issuance of the Offered Shares or the Private Placement Shares (as the case may be) or otherwise, result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations) applicable to it or by which any of its properties or assets are bound or affected, except in the case of clauses (b) or (c), where such conflicts or violations would not prevent or materially delay its ability to consummate the transactions contemplated by this Agreement, including the issuance of the Offered Shares or the Private Placement Shares (as the case may be).

Section 4.6                                    Litigation. There is no action, judgment, order, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company that would prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement, including the issuance of the Offered Shares or the Private Placement Shares (as the case may be).

Section 4.7                                    Issuance. The Offered Shares or the Private Placement Shares (as the case may be) to be issued and delivered to the Plan Sponsor pursuant to the terms hereof will be, upon issuance, duly authorized, validly issued, fully paid and non-assessable, and will not impose any personal liability upon the Plan Sponsor.

Section 4.8                                    Registration Statement. The Registration Statement for the Follow-on Equity Raise will comply in all material respects with the provisions of applicable U.S. federal securities laws. The Company will promptly correct any information in the Registration Statement if, and to the extent, it becomes aware that such information becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Registration Statement, as so corrected to be disseminated to the extent required by applicable federal securities laws. The Company will not permit any securities other than the Offered Shares and any related rights to be included in such Registration Statement. The Registration Statement will be provided to the Plan Sponsor and its counsel, and the Plan Sponsor and its counsel will be given a reasonable opportunity to review and comment on the Registration Statement, before it is filed with the Commission.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PLAN SPONSOR

The Plan Sponsor represents and warrants to the Company as follows as of the date hereof, which representations and warranties shall also be true and correct in all material respects as of the Closing Date or the Payment Date, as applicable, as though made at and as of such date

(except to the extent such representations and warranties expressly speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date):

Section 5.1                                    Organization. It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 5.2                                    Power and Authority. It has the requisite corporate or similar power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

Section 5.3                                    Execution and Delivery. This Agreement has been duly and validly executed and delivered by it and (assuming the due and valid execution by the other parties hereto) constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4                                    No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not (a) conflict with or result in any breach of any provision of the Plan Sponsor’s organizational documents, (b) assuming the Company has made or obtained all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal securities laws, applicable state securities or blue sky laws and the rules and regulations of the NYSE, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which the Plan Sponsor is a party or by which any of the Plan Sponsor’s properties or assets are bound, or (c) assuming the Company has made or obtained all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal securities laws, applicable state securities or blue sky laws and the rules and regulations of the NYSE, result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations) applicable to the Plan Sponsor or by which any of the Plan Sponsor’s properties or assets are bound or affected, except in the case of clauses (b) or (c), where such conflicts or violations would not prevent or materially delay the Plan Sponsor’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5                                    Accredited Investor. It is familiar with the Company and its business prospects and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Offered Shares or Private Placement Shares (as the case may be) being acquired hereunder. It is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. It understands and is able to bear any economic risks associated with such investment (including, without limitation, a complete loss of its investment in the Offered Shares or Private Placement Shares (as the case may be) and the necessity of holding the Offered Shares or Private Placement Shares (as the case may be) for an indefinite period of time). In evaluating the suitability of an investment in the Offered Shares or Private Placement Shares (as the case may be), the Plan Sponsor has not relied upon any representations or warranties of any Person by or on behalf of the Company, whether oral or written, other than those representations and warranties that are expressly set forth in this Agreement.

Section 5.6                                    Investments. The Offered Shares or the Private Placement Shares (as the case may be) which may be acquired by the Plan Sponsor hereunder are being acquired for its own account, for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities laws.

Section 5.7                                    Availability and Sufficiency of Funds.  The Plan Sponsor, on the date hereof, has access to and is readily able to procure, and, on the Closing Date or the Payment Date, as applicable, will have access to and be readily able to procure, readily available unrestricted and unencumbered funds sufficient to fund the Backstop Commitment Amount and otherwise to meet its payment obligations under this Agreement.

ARTICLE VI

ADDITIONAL COVENANTS OF THE COMPANY AND THE PLAN SPONSOR

Each of the Company and the Plan Sponsor hereby agree, as applicable, to do the following:

Section 6.1                                    Listing Obligation. So long as the Company has Common Stock listed on the NYSE or any other stock exchange, the Company will take all reasonable steps necessary, and pay all reasonable fees required, to list, prior to consummating the Follow-on Equity Raise, all of the Offered Shares acquired by the Plan Sponsor in the Follow-on Equity Raise on the NYSE or such other stock exchanges on which the Common Stock then is listed.

Section 6.2                                    Registration Rights. The Company and the Plan Sponsor acknowledge and agree that the purchase of Offered Shares or the Private Placement Shares (as the case may be) by the Plan Sponsor hereunder will result in the issuance to the Plan Sponsor of “Registrable Securities” as defined in the Registration Rights Agreement.

Section 6.3                                    Taxes. All of the Offered Shares or the Private Placement Shares (as the case may be) issued to the Plan Sponsor pursuant to the terms hereof will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Plan Sponsor.

Section 6.4                                    Indemnity.   To the fullest extent permitted by applicable Law, the Plan Sponsor shall, up to a maximum amount equal to the Outstanding Backstop Amount, indemnify and hold harmless the Company from and against any and all losses, claims, demands, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines, settlements and other amounts (“Losses”) arising from any and all claims, demands, actions, suits, proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Company may be involved, or threatened to be involved, as a party or otherwise, arising out of or in connection with (i) any breach by the Plan Sponsor of any representation or warranty contained in this Agreement, and (ii) any breach by the Plan Sponsor of any covenant or agreement contained herein, except that the Company shall not be entitled to such indemnification with respect to any Losses or Claims incurred by the Company by reason of the Company’s actions or omissions in bad faith, fraud, willful misconduct or gross negligence, willful breach of this Agreement or, in the case of a criminal matter, knowledge that the Company’s conduct was unlawful if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining the same.

Section 6.5                                    Plan Sponsor Expenses. The Company shall reimburse the Plan Sponsor for its reasonable and documented expenses associated with the Follow-on Equity Raise and/or the Private Placement, subject to an aggregate cap of $100,000.

Section 6.6                                    Sufficiency of Funds. From the date hereof until the earlier to occur of (i) the termination of the Restructuring Support Agreement as to all parties thereto in accordance with its terms (other than due to the occurrence of the Restructuring Closing Date) and (ii) the date on which all contribution and other payment obligations of the Plan Sponsor under this Agreement have been satisfied and discharged in full, the Plan Sponsor shall have at all times access to and be readily able to procure readily available unrestricted and unencumbered funds sufficient to satisfy all of its contribution and other payment obligations under this Agreement (including funding the Backstop Commitment Amount).

ARTICLE VII

TERMINATION

Section 7.1                                    Termination.  Either the Plan Sponsor or the Company shall have the right to terminate this Agreement if the Restructuring Support Agreement has been terminated as to all parties thereto in accordance with its terms (other than due to the occurrence of the Restructuring Closing Date).

Section 7.2                                    Procedure and Effect of Termination.  In the event of a valid termination of this Agreement by the Plan Sponsor or the Company pursuant to Section 7.1, written notice thereof shall be given to the other party. Upon the valid termination of this Agreement pursuant to Section 7.1, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except that nothing contained herein shall release any party hereto from liability from any breach hereof; provided, that, any such losses or damages awarded in connection therewith shall in no event exceed an amount equal to the Backstop Commitment Amount.

ARTICLE VIII

ADDITIONAL PROVISIONS

Section 8.1                                    Notices. All notices, requests and demands to or upon the respective parties hereto, in order to be effective, shall be in writing (including by telecopy or email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or two Business Days after being delivered to a recognized courier (whose stated terms of delivery are two Business Days or less to the destination of such notice), or five calendar days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as set forth on below:

(a)                       If to the Plan Sponsor, to:

Danaos Investment Limited

Bell Gully, Level 22

Vero Centre

48 Shortland Street

Auckland, 1010

New Zealand

Telephone No.: +30 210 419 6574
Fax No.: +30 210 419 6489
Attention: Board of Directors

E-mail: dil@danaos.nz

with a copy, which shall not constitute notice, to:

Shearman & Sterling (London) LLP

9 Appold Street

London, EC2A 2AP

Attn:                    Solomon J. Noh, Esq.

George Karafotias, Esq.

E-mail:        solomon.noh@shearman.com

gkarafotias@shearman.com

(b)                       If to the Company, to:

Danaos Corporation
c/o Danaos Shipping Co., Ltd.
14 Akti Kondyli
185 45 Piraeus, Greece
Telephone No.: + 30 210 419 6401
Fax No.: + 30 210 419 6489
Attention: Chief Executive Officer

E-mail: cfo@danaos.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attn:                    Finnbarr D. Murphy

David A. Sirignano

E-mail:        finnbarr.murphy@morganlewis.com

david.sirignano@morganlewis.com

and

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates

4 Times Square

New York, NY 10036

Attn:                    Jay M. Goffman, Esq.

George N. Panagakis, Esq.

Christopher Mallon, Esq.

James Falconer, Esq.

James A. McDonald, Esq.

Maria Protopapa, Esq.

E-mail:        jay.goffman@skadden.com

george.panagakis@skadden.com

chris.mallon@skadden.com

james.falconer@skadden.com

james.mcdonald@skadden.com

maria.protopapa@skadden.com

Section 8.2                                    Survival of Representations and Warranties. All representations and warranties made in, pursuant to or in connection with this Agreement will survive the execution and delivery of this Agreement for three years following the consummation of the Follow-on Equity Raise or the Private Placement (as the case may be), notwithstanding any investigation at any time made by or on behalf of any party hereto; and all statements contained in any certificate, instrument or other writing delivered by or on behalf of any party hereto required to be made pursuant to the terms of this Agreement or required to be made in connection with or in contemplation of the transactions contemplated by this Agreement will constitute representations and warranties by such party pursuant to this Agreement.

Section 8.3                                    Assignment. This Agreement will be binding upon and inure to the benefit of each of the parties to this Agreement, and, except as set forth below, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties to this Agreement without the prior written consent of the other parties. This Agreement, or the Plan Sponsor’s rights and obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Plan Sponsor to any Affiliate of the Plan Sponsor over which the Plan Sponsor or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights; provided, any such assignee assumes the rights and obligations of the Plan Sponsor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Plan Sponsor. Notwithstanding the foregoing, no such assignment shall relieve the Plan Sponsor of its obligations hereunder if such assignee fails to perform such obligations.

Section 8.4                                    Entire Agreement. This Agreement and any certificates, documents, instruments and writings delivered pursuant to or contemplated by this Agreement or the Restructuring Support Agreement (including all applicable Definitive Documentation (as defined in the Restructuring Support Agreement)) represent the entire agreement by and between the Company and the Plan Sponsor with respect to the transactions contemplated by such documents and supersede any prior agreements or understandings, written or oral, between the parties.

Section 8.5                                    Governing Law. This Agreement and any claims arising herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Section 8.6                                    Consent to Jurisdiction and Service of Process. With respect to any Proceeding arising out of or relating to this Agreement each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the “New York Courts”) and waives any objection to venue being laid in the New York Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the New York Courts; provided, however, that a party may commence any Proceeding in a court other than a New York Court solely for the purpose of enforcing an order or judgment issued by one of the New York Courts and (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the parties at their respective addresses referred to in Section 8.1; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

Section 8.7                                    WAIVER OF JURY TRIAL. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.8                                    Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 8.9                                    Waivers and Amendments. This Agreement may be amended only by a written instrument signed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

Section 8.10                             Interpretation and Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in Section 1.1. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” The word “or” is used in the inclusive sense of “and/or” unless the context requires otherwise. References to a Person are also to its permitted successors and assigns. When a reference in this Agreement is made to an Article, Section, Exhibit, Annex or Schedule, such reference is to an Article or Section of, or Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

Section 8.11                             Further Assurances. Each of the parties agrees to take or cause to be taken all reasonable actions, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in an expeditious manner, the agreements, terms and conditions contemplated by this Agreement.

Section 8.12                             Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specifically indicated.

Section 8.13                             Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, without limitation, to cause the Plan Sponsor to pay the Backstop Commitment Amount in accordance with the terms of this Agreement), this being in addition to any other remedy to which they are entitled at law or in equity and shall waive any requirement for securing or posting of any bond in connection with any such remedy. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that seeking the injunction, specific performance and other equitable relief has an adequate remedy at law.

Section 8.14                             Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

Section 8.15                             Third Party Beneficiaries. No Person, other than the parties hereto and their respective successors and permitted assigns, is intended to be a third-party beneficiary of this Agreement; provided that each Initial Supporting Lender (as defined in the Restructuring Support Agreement) and its successors and permitted transferees of its loans to the Company and its subsidiaries from time to time under an applicable Amended RA Facility Agreement (as defined in the Out-of-Court Term Sheet (as defined in the Restructuring Support Agreement)) shall be a third party beneficiary to this Agreement (including in particular in respect of the obligations of the Plan Sponsor to the Company hereunder) and shall have the right to enforce this Agreement against the Plan Sponsor (including such obligations) directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

DANAOS CORPORATION

By:	/s/ Evangelos Chatzis

Name:	Evangelos Chatzis

Title:	Chief Financial Officer

[Signature Page to Backstop Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

DANAOS INVESTMENT LIMITED

AS THE TRUSTEE FOR THE 883 TRUST

By:	/s/ Evangelos Chatzis

Name:	Evangelos Chatzis

Title:	Director

By:	/s/ Konstantinos Sfyris

Name:	Konstantinos Sfyris

Title:	Director

[Signature Page to Backstop Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

DANAOS SHIPPING COMPANY LIMITED

By:	/s/ Konstantinos Sfyris

Name:	Konstantinos Sfyris

Title:	Director

[Signature Page to Backstop Agreement]